Exhibit 23-A


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement for the 1999 U S WEST Non-Executive Stock Plan on Form S-8, of our reports on the consolidated financial statements of U S WEST, Inc. (the "Company") dated January 22, 1999 (except with respect to
Note 12 and Note 14, as to which the date is March 22, 1999) included in the Company's Form 10-K/A for the year ended December 31, 1998 dated March 24, 1999, and the Company's Proxy Statement on Schedule 14A dated March 24, 1999, and our report dated January 22, 1999 on the condensed consolidated financial statements included in the Company's Form 8-K dated February 24, 1999 and to all references to our Firm included in this registration statement.


June 25, 1999